Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the inclusion in this Amendment No. 2 to Registration Statement on Form S-4, of our report dated March 5, 2009, relating to the consolidated financial statements and financial statement schedule of Voyager Learning Company, which appears in the Prospectus and is part of this Registration Statement and to the reference to our firm under the heading “Experts” in such Prospectus.
     Our report on the consolidated financial statements refers to a separate report, with an unqualified opinion and dated March 5, 2009, related to our audit of Voyager Learning Company’s internal control over financial reporting and also refers to a change in method of accounting for uncertainty in income taxes.
/s/ Whitley Penn LLP
Dallas, Texas
October 29, 2009